Exhibit 99.1

BLINK CHARGING ANNOUNCES THIRD QUARTER 2026 FINANCIAL RESULTS

●	Q3 Revenue of $18.4 million, reflecting continued portfolio rationalization and timing of project deliveries.
●	GAAP operating loss of $6.9 million, compared with $6.2 million in the prior quarter.
●	Gross Margin of 26.3%, driven by non-cash inventory charge; Non-GAAP gross margin of 55.0%, an expansion of over 1,400 basis points year-over-year.
●	Achieved first-ever positive quarterly Adjusted EBITDA of $0.2 million, one quarter ahead of target,
●	Non-GAAP operating expenses decreased 46% year-over-year to $10.0 million, reflecting continued cost discipline and operating efficiencies.
●	Expanded EnergyConnectTM deployment to 52 Blink-owned sites; initial reduction of 21% in demand fees across high-capacity sites.
●	Ended the quarter with approximately $30.5 million in cash and cash equivalents and no debt.
●	Mike Battaglia appointed Chairman of the Board, while continuing as CEO, strengthening strategic alignment and leadership continuity as Blink Energy enters its next phase of growth.

Henderson, NV. – November 5, 2026 – Blink Charging Co. (NASDAQ: BLNK) (“Blink” or the “Company”), a leading global owner, operator, and provider of electric vehicle (EV) charging equipment and energy management solutions, today announced financial results for the third quarter ended September 30, 2026.

The following top-line highlights are in thousands of dollars:

	Three Months Ended (Sequential)			Three Months Ended (YoY)
	September 30, 2026	June 30, 2026	% Change	September 30, 2026	September 30, 2025	% Change
Product Revenues	$6,413	$7,439	(13.8)%	$6,413	$13,035	(50.8)%
Service Revenues(1)	10,035	11,484	(12.6)%	10,035	10,782	(6.9)%
Other Revenues(2)	1,949	1,928	1.1%	1,949	2,007	(2.9)%
Car-Sharing Revenues(3)	-	823	(100.0)%	-	1,231	(100.0)%
Total Revenues	$18,397	$21,674	(15.1)%	$18,397	$27,055	(32.0)%

(1)	Service Revenues consist of repeatable charging service revenues and recurring network fees
(2)	Other Revenues consist of warranty fees, grants and rebates, and other revenues
(3)	Car-sharing Revenues have been divested after the sale of Envoy Technologies on June 5, 2026

“Achieving positive adjusted EBITDA a quarter ahead of our target is a monumental milestone and it reflects the discipline we have built across Blink over the past eighteen months. As we become Blink Energy, we see exciting opportunities to manage energy more intelligently across our charging network, which benefits Blink, electricity grid resources, our hosts and our drivers. We intend to build on this momentum and continue our trajectory of positive adjusted EBITDA. We are also bringing the same level of focus, discipline, and accountability to accelerate revenue growth in 2027,” said Mike Battaglia, Chairman and CEO of Blink Charging.

Michael Bercovich, Chief Financial Officer of Blink Charging, added: “Delivering positive adjusted EBITDA of $0.2 million in the third quarter, compared with a $(7.3) million loss a year ago, represents a historical milestone in our financial transformation and reflects continued progress toward sustainable profitability. Our quarterly non-GAAP operating expenses declined 46% year-over-year, and that cost discipline and quality of revenue focus allowed us to generate positive adjusted EBITDA. We expect to maintain positive adjusted EBITDA through the fourth quarter of 2026.

We ended the quarter with approximately $30.5 million in cash and cash equivalents and no debt, giving us the flexibility to keep investing selectively in high-quality opportunities.”

THIRD QUARTER 2026 FINANCIAL HIGHLIGHTS

Revenues

Total revenue for the third quarter was approximately $18.4 million, a 15.1% sequential decrease from $21.7 million in the second quarter of 2026 and a 32.0% decrease from $27.1 million in the third quarter of 2025. Revenue came in below Blink’s internal projections, primarily reflecting the timing of certain customer projects that were not completed and recognized during the quarter. Blink expects these projects to be delivered in the fourth quarter of 2026, subject to customer schedules and project execution.

Product revenues were $6.4 million in the third quarter, a decrease of 51% year-over-year, and representing approximately 35% of total revenue.

Service revenue was approximately $10.0 million, compared with $10.8 million in the third quarter of 2025, a 6.9% year-over-year decrease, entirely driven by deliberate non-renewal of a large contract in Europe. Network fee revenue, a recurring component of service revenue, increased 6.3% year-over-year to approximately $2.9 million. Charging service revenue decreased 11.5% year-over-year, reflecting Blink’s continued focus on contracts with attractive margin profiles as described above.

Blink continues to make progress towards its long-term objective of generating approximately 80% of revenues from recurring and repeatable revenue streams, which represented approximately 55% of total revenue in the third quarter.

Other revenues, including warranty fees, grants and rebates, and other revenues, were approximately $1.9 million, up 1.1% sequentially.

Car-sharing revenues were zero in the third quarter, following the divestiture of Envoy Technologies on June 5, 2026, compared with $1.2 million in the prior-year period.

Excluding revenue associated with the Envoy divestiture and the deliberate non-renewal of a large contract in Europe, non-GAAP revenues in the first and the second quarters of 2026 were $18.0 million and $19.7 million, respectively, compared to $18.4 million in the third quarter of 2026. With no revenue adjustments required in the third quarter, GAAP revenue now fully reflects Blink’s core business following these portfolio realignments.

Gross Profit and Margins

Gross profit was $4.8 million, a 26.3% margin, compared with $8.4 million, a 38.9% margin, in the second quarter of 2026 and $9.3 million, a 34.5% margin, in the third quarter of 2025. Third quarter gross profit includes an approximately $3 million non-cash inventory adjustment, comprising a $2.2 million excess and obsolete (E&O) inventory provision and approximately $0.8 million in additional charges related to dated and obsolete inventory parts. Excluding this non-cash charge, it would have resulted in a gross margin of 41.7%.

Following the completion of its transition to contract manufacturing in January 2026, as previously disclosed, Blink continued to evaluate its remaining legacy manufacturing inventory throughout the year. This process included assessing opportunities to repurpose existing components through its contract manufacturing partners or monetizing inventory through third-party sales, with partial success in both areas. During the third quarter, the Company substantially completed this assessment and identified remaining inventory that could not be economically utilized or recovered, resulting in the above-mentioned non-cash inventory charge.

Non-GAAP gross margin, which excludes non-recurring and non-cash charges and depreciation and amortization, was 55.0%, compared with 40.9% in the third quarter of 2025.

Operating Expenses

Total operating expenses were $11.8 million, compared with $9.8 million in the third quarter of 2025. The prior-year period included an $11.7 million non-cash gain from the change in fair value of consideration payable and earn-out liabilities. Excluding that item, total operating expenses decreased 45.1% year-over-year. Non-GAAP operating expenses were $10.0 million, a 46% year-over-year reduction.

Cost optimization efforts continued to reduce the Company’s cost base. Compensation expenses declined 41.9% from $11.7 million in the third quarter of 2025 to $6.8 million in the third quarter of 2026. General and administrative expenses declined to approximately $1.2 million, compared with $3.7 million in the prior-year period, while other operating expenses decreased to approximately $2.8 million from $4.8 million.

Net Loss and Loss Per Share

Net loss was $6.7 million, or $(0.05) per diluted share, compared with a net loss of $0.3 million, or $(0.00) per diluted share, in the third quarter of 2025. Net loss for the nine months ended September 30, 2026 was $24.3 million, compared with $50.7 million in the same period of 2025. The prior-year quarter benefited from the $11.7 million non-cash fair value gain noted above.

Adjusted Non-GAAP Net Earnings per share for the third quarter of 2026 improved to $0.00 per share compared to a Non-GAAP Net Loss per share of $(0.07) in the third quarter of 2025, For the third quarter of 2026, Blink’s weighted average number of shares outstanding was 145.4 million, compared to 109.1 million for the third quarter of 2025.

Adjusted EBITDA

Adjusted EBITDA was $0.2 million, the first positive quarter in the Company’s history, compared with a loss of $(7.3) million in the third quarter of 2025, an improvement of $7.5 million. For the nine months ended September 30, 2026, the adjusted EBITDA loss improved 76% year-over-year to $(7.1) million from $(29.4) million. See reconciling tables below for the definitions of non-GAAP numbers referenced above.

Balance Sheet and Liquidity

As of September 30, 2026, cash and cash equivalents were approximately $30.5 million, compared with $34.0 million as of June 30, 2026, a decrease of approximately $3.5 million in the quarter. Blink continues to invest in high-quality DC fast charging infrastructure and energy management solutions, such as the EnergyConnect platform.

Business Outlook

2026 is an inflection year for Blink as the Company completes its operational transformation. Blink is updating its full-year 2026 revenue guidance to $78 million to $81 million from previously guided $83 million to $90 million. The revised outlook primarily reflects the Company’s continued focus on revenue quality.

Blink continues to expect full-year 2026 gross margin of approximately 38%, excluding non-cash inventory adjustment.

Blink achieved positive adjusted EBITDA in the third quarter, one quarter ahead of its target to reach adjusted EBITDA breakeven. Blink remains focused on achieving sustainable adjusted EBITDA profitability as it enters the final quarter of 2026, supported by its streamlined cost structure and continued operational discipline. Looking ahead, the Company expects to return to revenue growth in 2027, driven by its evolving business model, expanding repeat and recurring revenue opportunities, and the strategic evolution into energy management solutions. Blink intends to provide formal 2027 financial guidance in conjunction with its full-year 2026 financial results.

Board Matters

On November 3, 2026, the Board of Directors (the “Board”) of the Company appointed Michael Battaglia, the Company’s Chief Executive Officer and a member of the Board, to serve as Chairman of the Board, effective immediately. Mr. Battaglia succeeds Ritsaart van Montfrans, who has served as Chairman of the Board since June 2023. Mr. Battaglia will continue to serve as the Company’s Chief Executive Officer and, in connection with his appointment as Chairman, will no longer hold the title of President.

Mr. van Montfrans will continue to serve as a member of the Board and has been appointed by the Board to serve as Lead Independent Director, effective immediately. As Lead Independent Director, Mr. van Montfrans will, among other things, preside over executive sessions of the independent directors and serve as a liaison between the independent directors and the Chairman and Chief Executive Officer.

Blink’s board of directors believes that combining the roles of Chairman and Chief Executive Officer under Mr. Battaglia provides unified leadership and clear accountability for the execution of the Company’s strategy, while the Lead Independent Director role maintains strong independent oversight of management.

Earnings Conference Call

Blink will host a conference call and webcast to discuss the third quarter 2026 results today, November 5, 2026, at 4:30 p.m. Eastern Time.

To access the live webcast, log onto the Blink Charging website at www.blinkcharging.com, and click on the News/Events section of the Investor Relations page. Investors may also access the webcast via the following link: https://www.webcaster5.com/Webcast/Page/2468/54758.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial +1 (973) 528-0011. Callers should use participant access code: 254428.

A replay of the teleconference will be available until December 3, 2026, and may be accessed by dialing (877) 481-4010. International callers may dial +1 (919) 882-2331. Callers should use replay passcode: 54758.

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BLINK CHARGING CO.

Condensed Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

(unaudited)

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Revenues:
Product revenue	$6,413	$13,035	$20,046	$35,924
Service revenue	10,035	10,782	33,749	31,097
Other revenue	1,949	2,007	5,113	5,940
Car-sharing revenue	-	1,231	1,942	3,517
Total Revenues	18,397	27,055	60,850	76,478

Cost of Revenues:
Cost of product revenue	6,551	8,095	15,222	27,717
Cost of service revenue	4,758	6,091	17,960	17,594
Costs of other revenue	559	785	2,134	2,927
Cost of car-sharing revenue	-	1,438	1,632	3,190
Depreciation and amortization	1,684	1,318	3,977	3,821
Total Cost of Revenues	13,552	17,727	40,925	55,249
Gross Profit	4,845	9,328	19,925	21,229

Operating Expenses:
Compensation	6,787	11,691	25,302	38,849
General and administrative expenses	1,206	3,742	6,508	21,804
Other operating expenses	2,762	4,803	10,517	16,877
Depreciation and amortization	1,031	1,244	3,813	4,331
Change in fair value of consideration payable and earn-out liabilities	-	(11,701)	(1,273)	(9,238)
Total Operating Expenses	11,786	9,779	44,867	72,623
Loss From Operations	(6,941)	(451)	(24,942)	(51,394)

Other Income (Expense):
Other income, net	259	159	751	905
Total Other Income, Net	259	159	751	905
Loss Before Income Taxes	$(6,682)	$(292)	$(24,191)	$(50,489)
Provision for income taxes	(19)	(40)	(112)	(163)

Net Loss	$(6,701)	$(332)	$(24,303)	$(50,652)

Net Loss Per Share:
Basic	$(0.05)	$(0.00)	$(0.17)	$(0.48)
Diluted	$(0.05)	$(0.00)	$(0.17)	$(0.48)

Weighted Average Number of Common Shares Outstanding:
Basic	145,388,053	109,110,766	144,277,906	104,849,997
Diluted	145,388,053	109,110,766	144,277,906	104,849,997

BLINK CHARGING CO.

Condensed Consolidated Balance Sheets

(in thousands, except for share amounts)

(unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current Assets:
Cash and cash equivalents	$30,499	$39,568
Accounts receivable, net	13,322	29,532
Inventory, net	7,144	14,153
Prepaid expenses and other current assets	5,737	6,065
Total Current Assets	56,702	89,318
Restricted cash	445	89
Property and equipment, net	37,234	42,691
Operating lease right-of-use assets	2,354	6,331
Intangible assets, net	3,870	6,634
Goodwill	1,742	1,742
Other assets	567	648

Total Assets	$102,914	$147,453

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$35,645	$47,284
Current portion of earn-out liabilities	301	1,005
Current portion of operating lease liabilities	1,691	2,781
Current portion of deferred revenue	10,565	12,137
Total Current Liabilities	48,202	63,207
Earn-out liabilities, non-current portion	-	981
Operating lease liabilities, non-current portion	2,134	4,804
Deferred revenue, non-current portion	2,224	5,145
Other liabilities	8,011	8,826

Total Liabilities	60,571	82,963

Stockholders’ Equity:

Preferred stock, $0.001 par value, 40,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2026 and December 31, 2025	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized, 145,188,351 and 142,128,133 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	145	142
Additional paid-in capital	898,334	895,505
Accumulated other comprehensive loss	(9,407)	(8,731)
Accumulated deficit	(846,729)	(822,426)

Total Stockholders’ Equity	42,343	64,490

Total Liabilities and Stockholders’ Equity	$102,914	$147,453

BLINK CHARGING CO. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Nine Months Ended
	September 30,
	2026	2025
Cash Flows From Operating Activities:
Net loss	$(24,303)	$(50,652)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,790	8,152
Non-cash lease expense	2,002	3,116
Change in fair value of derivative and other accrued liabilities	-	8
Provision for credit losses	571	5,241
Loss on disposal of property and equipment	2,049	5,712
Gain on sale of Envoy Technologies Inc.	(802)	-
Non-cash gain on lease termination	(309)	(72)
Provision for slow moving and obsolete inventory	2,197	4,571
Change in fair value of consideration payable and earn-out liabilities	(1,273)	(9,238)
Stock-based compensation	2,419	2,186
Changes in operating assets and liabilities:
Accounts receivable	14,675	3,904
Inventory	470	31
Prepaid expenses and other current assets	(440)	(2,283)
Other assets	(12)	(44)
Accounts payable, accrued expenses, and other current liabilities	(5,664)	654
Other liabilities	(398)	(6,548)
Operating lease liabilities	(2,004)	(3,746)
Deferred revenue	(3,614)	7,254

Total Adjustments	17,657	18,898

Net Cash Used In Operating Activities	(6,646)	(31,754)

Cash Flows From Investing Activities:
Proceeds from sale of marketable securities	-	13,630
Proceeds from sale of equity method investment	-	223
Cash disposed of in sale of Envoy Technologies Inc., net of proceeds received	(250)	-
Proceeds from government grants	1,303	1,952
Capitalization of engineering costs	(175)	(205)
Purchases of property and equipment	(2,122)	(4,225)
Purchase consideration of Zemetric, net of cash acquired	-	(207)

Net Cash (Used In) Provided By Investing Activities	(1,244)	11,168

Cash Flows From Financing Activities:
Proceeds from sale of common stock in public offering [1]	-	891
Repayment of financing liability	(63)	(26)

Net Cash (Used In) Provided By Financing Activities	(63)	865

Effect of Exchange Rate Changes on Cash and Cash Equivalents and Restricted Cash	(760)	1,085

Net (Decrease) Increase In Cash and Cash Equivalents and Restricted Cash	(8,713)	(18,636)

Cash and Cash Equivalents and Restricted Cash - Beginning of Period	39,657	41,852

Cash and Cash Equivalents and Restricted Cash - End of Period	$30,944	$23,216

Cash and cash equivalents and restricted cash consisted of the following:
Cash and cash equivalents	$30,499	$23,130
Restricted cash	445	86
	$30,944	$23,216

[1] For the nine months ended September 30, 2025, includes gross proceeds of $909, less issuance costs of $18.

Non-GAAP Financial Measures

The following table reconciles total GAAP Revenues to Total Non-GAAP Revenues:

($ in millions)	Q1 2026	Q2 2026	Q3 2026

Product revenues	$6.2	$7.4	$6.4
Service revenues	13.4	12.4	10.1
Other revenues	1.2	1.9	1.9
Total GAAP revenues	$20.8	$21.7	$18.4

Revenue adjustments [1]	(2.8)	(2.0)	0.0
Total Non-GAAP revenues	$18.0	$19.7	$18.4

GAAP gross margin	32.0%	38.9%	26.3	%2
Non-GAAP gross margin	42.4%	47.9%	55.0%

1 Related to Envoy business divestiture and non-renewal of a large contract in Europe, as reported during Q2-2026 earnings.

2 Reflective of approximately $3 million of non-cash inventory adjustment (described in press release above).

The following table reconciles Net Loss attributable to Blink Charging to Non-GAAP Net Loss and Adjusted EBITDA for the periods shown:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net Loss	$(6,701)	$(332)	$(24,303)	$(50,652)
Add:
Stock-based compensation	505	433	3,109	2,186
Non-recurring or non-cash charges	3,127	1,389	5,888	19,228
Change in fair value related to consideration payable	-	(11,701)	(1,273)	(9,238)
Non-GAAP Net Loss	$(3,069)	$(10,210)	$(16,579)	$(38,476)

Add:
Provisions for Income Tax	19	40	112	163
Interest Expense	(259)	(159)	(751)	(905)
Depreciation and Amortization	3,484	2,995	10,138	9,785
Adjusted EBITDA	$175	$(7,334)	$(7,080)	$(29,433)

The following table reconciles EPS attributable to Blink Charging to Non-GAAP EPS for the periods shown:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net Loss per Share (EPS)	$(0.05)	$(0.00)	$(0.17)	$(0.48)
Add:
Stock-based compensation	0.01	0.01	0.02	0.02
Non-recurring or non-cash charges	0.02	0.01	0.05	0.18
Change in fair value related to consideration payable	0.00	(0.11)	(0.01)	(0.09)
Non-GAAP Net Loss per Share	$(0.02)	$(0.09)	$(0.11)	$(0.37)

Add:
Provisions for Income Tax	0.00	0.00	0.00	0.00
Interest Expense	0.00	0.00	(0.01)	0.00
Depreciation and Amortization	0.02	0.02	0.07	0.09
Adjusted Non-GAAP Net Earnings (Loss) per Share	$0.00	$(0.07)	$(0.05)	$(0.28)

The following table reconciles GAAP margin and operating expenses to non-GAAP margin and operating expenses for the periods shown:

	For the Three Months Ended
	September 30,
	2026		2025
Reconciliation of GAAP gross profit and margin to non-GAAP gross profit and margin
GAAP Gross Profit and Margin	$4,845	26.3%	$9,328	34.5%
Non-recurring or non-cash charges	2,829		-
Depreciation	2,453		1,751
Non-GAAP Gross Profit and Margin	$10,127	55.0%	$11,079	40.9%

Reconciliation of GAAP operating expenses to non-GAAP operating expenses
GAAP Operating Expenses	$11,786	64.1%	$9,779	36.1%
Share Based Comp	(505)		(433)
Depreciation and Amortization	(1,031)		(1,244)
Non-recurring or non-cash charges	(299)		(1,389)
Other Adjustments	-		11,701
Non-GAAP Operating Expenses	$9,951	54.1%	$18,413	68.1%

Blink Charging Co. publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, Blink Charging also presents financial information that is considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income (Loss) or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies, including Blink Charging’s competitors. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with GAAP and are, therefore, considered non-GAAP measures. Blink changed the definitions of its non-GAAP reporting measures in the first quarter of 2026 to align better with its peers and industry standards. Reconciliation tables are presented above.

Non-GAAP Revenues is defined as GAAP total revenues adjusted to exclude revenues attributable to (i) Envoy Technologies, which Blink divested on June 5, 2026, and (ii) a material contract in Europe that was not renewed, each as previously disclosed with the Company’s second quarter 2026 results. Blink Charging believes Non-GAAP Revenues provides investors with a clearer, period-over-period comparable view of revenues from the Company’s continuing core business following these portfolio exit actions. No revenue adjustments were required in the third quarter of 2026.

Non-GAAP Gross Profit is defined as GAAP gross profit adjusted to exclude (i) depreciation and amortization charges included in cost of revenues, and (ii) non-recurring or non-cash charges within cost of revenues (such as inventory write-downs or one-time warranty costs). Blink Charging believes Non-GAAP Gross Profit provides investors with a clearer view of the Company’s underlying operational profitability by removing the impact of asset depreciation related to its charging infrastructure build-out and non-recurring items that are not indicative of ongoing performance. Non-GAAP Gross Margin is Non-GAAP Gross Profit divided by total revenues.

Non-GAAP Operating Expenses is defined as GAAP total operating expenses adjusted to exclude (i) stock-based compensation, (ii) depreciation and amortization within operating expenses, (iii) non-recurring and non-cash charges (including severance and retention payments, executive recruiting fees, one-time legal and consulting costs, and charges related to discontinued software or services), and (iv) other adjustments. Blink Charging believes Non-GAAP Operating Expenses is a useful measure for investors to assess the Company’s structural cost base and ongoing operating expense discipline, as it removes the impact of non-cash compensation, asset depreciation, and one-time charges that do not reflect recurring operational costs.

Non-GAAP Net Loss excludes stock-based compensation, non-recurring and non-cash charges, and changes in fair value of consideration payable, but unlike Adjusted EBITDA, retains the impact of depreciation and amortization within operating expenses and interest income/expense. See “Non-GAAP Financial Measures” for a full reconciliation.

Adjusted EBITDA is defined as Non-GAAP Net Loss adjusted to add back: (i) provision for income taxes; (ii) depreciation and amortization within operating expenses; less (iii) net interest and other income (expense). This reconciliation bridge corresponds directly to the line items presented in the Non-GAAP reconciliation tables above.

Blink Charging believes Adjusted EBITDA is useful to management, securities analysts, and investors to evaluate the Company’s core operating performance because it removes the impact of non-cash charges, non-recurring items, financing activity, taxes, and capital investment depreciation that are not indicative of the Company’s recurring operational results. Adjusted EBITDA should be considered in addition to, and not as a substitute for, Net Loss or other measures of financial performance prepared in accordance with GAAP.

Our definition of Adjusted EBITDA and Non-GAAP EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as Net Loss, and Diluted Earnings per Share.

Non-GAAP Adjusted EPS is defined as GAAP net loss per diluted share adjusted to exclude, on a per-share basis, the same non-cash and non-recurring items used in the Adjusted EBITDA reconciliation: (i) stock based compensation, (ii) non-recurring and non-cash charges, (iii) change in fair value related to consideration payable, (iv) provision for income taxes, (v) interest expense, and (vi) depreciation and amortization. Blink Charging believes Non-GAAP EPS is a useful supplemental measure for investors as it provides a per-share view of the Company’s core operating performance on a basis consistent with Adjusted EBITDA, excluding non-cash and non-recurring items that management does not consider reflective of the Company’s ongoing operations. Non-GAAP EPS should not be confused with GAAP diluted EPS and should be considered in addition to, and not as a substitute for, GAAP diluted earnings (loss) per share.

Investors should be aware that non-GAAP financial measures have inherent limitations. In particular, certain adjustments to Blink’s GAAP results — such as stock-based compensation — are recurring in nature and are expected to continue for the foreseeable future; stock-based compensation is a meaningful component of employee compensation and plays an important role in Blink’s ability to attract, retain, and motivate its workforce. In addition, Blink’s non-GAAP measures are not calculated pursuant to any standardized GAAP methodology, and the specific items Blink excludes may differ from those excluded by other companies presenting similarly titled non-GAAP measures, which may limit comparability. Blink may also, in future periods, exclude additional items it determines are not reflective of its core operating performance.

About Blink Charging

Blink Charging Co. (Nasdaq: BLNK) is a global leader in electric vehicle (EV) charging equipment and services, enabling drivers, hosts, and fleets to easily transition to electric transportation through innovative charging and energy management solutions. Blink’s principal line of products and services include Blink’s EV charging networks (“Blink Networks”), EV charging equipment, and EV charging services. Blink Networks use proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. Blink has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

For more information, please visit https://blinkcharging.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “expects,” “believes,” “will” and similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Blink’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in Blink’s Annual Report on Form 10-K for the year ended December 31, 2025, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the Securities and Exchange Commission, and in subsequent periodic reports. Forward-looking statements contained in this announcement are made as of this date, and Blink undertakes no duty to update such information except as required under U.S. federal securities law.

Blink Investor Relations Contact

Vitalie Stelea
IR@BlinkCharging.com
305-521-0200 ext. 446

Blink Media Contact

Elizabeth Haarmann
PR@BlinkCharging.com
305-521-0200 ext. 266